Exhibit 10(f)

June 9, 2006

Mr. Ronald D. Ordway
Mr. Michael D. Boyd
Video Display Corporation
1868 Tucker Industrial Road
Tucker, GA  30084

Re:	Video Display Corporation Senior Secured Debt Facilities

Dear Mr. Ordway & Mr. Boyd:

RBC Centura Bank (“Bank”) is pleased to extend this commitment to make the loans (“Loans”) described in this letter to the Borrower identified below. The Loans will be made on the terms and conditions set forth in this letter and any attachments to this letter. Bank’s commitment set forth in this letter shall be referred to as the “Commitment” and this letter shall be referred to as the “Commitment Letter.”

General Terms

Borrower	Video Display Corporation and all existing and future subsidiaries.

Loan Amounts	Facility 1 - $8,500,000
Facility 2 - $1,750,000
Facility 3 - $1,500,000

As provided below, this Commitment is conditioned upon Borrower obtaining a commitment from Regions Bank (“Regions”) for loans in the same amounts provided above and on the same terms generally as set forth herein (the “Regions Loans”).

Type of Loan	Facility 1 — This is a Revolving Line of Credit Facility.
Facility 2 - This is a Revolving Line of Credit Facility.
Facility 3 - This is an Equipment Term Loan Facility.

Maturity	Facility 1 — This Facility shall mature twenty-four (24) months from Closing, renewing annually for additional twelve (12) month terms.
Facility 2 - This Facility shall mature twenty -four (24) months from Closing, renewing annually for additional twelve (12) month terms.
Facility 3 - This Facility shall mature sixty (60) months from Closing.

Purpose of Loans

The Loans will be used to refinance all existing indebtedness of Borrower, except the Subordinated Shareholder Note. The availability under the Facility 1 and Facility 2 will also be used to finance working capital and for general corporate purposes.

Interest Rate	Interest on each Facility shall accrue at the RBC Centura 30-Day LIBOR plus the Applicable Margin as outlined in the Pricing Grid below, and shall be payable monthly via auto-debit.

	Tier	Fixed Charge Coverage Ratio	Applicable Margin
	I	Greater than 1.35, but less than 1.50	2.10%
	II	Equal to/greater than 1.50 but less than 1.75	1.85%
	III	Equal to/greater than 1.75	1.60%

Borrower may enter into interest rate swaps with Bank, subject to the terms and conditions set forth under an ISDA Agreement, to convert floating rate term borrowing to an effective fixed rate. The swaps would be cross-collateralized, and be subject to cross-default, with the Loans.

Required documentation prior to swap transaction includes: Execution of an ISDA Agreement between Borrower and Bank, delivery of certified copies of all resolutions required to authorize the signing, delivery and performance of swap agreement by Borrower

Underwriting Fee

Borrower shall pay to Bank a fee for the Loans equal to twenty-five (25) basis points (0.25%) of the initial amount of the Loans, which fee shall be fully earned upon execution hereof and shall be payable at the Closing of the Loans (or, if the Loans are not closed for any reason, then upon termination or expiration hereof). Bank acknowledges that Borrower has made a deposit of $29,375 toward such fee.

Personal Guarantors	None

Unused Fee	None

Payment Terms	Facility 1 - Borrower shall make monthly payments of all accrued interest, with all outstanding principal and accrued interest due at maturity.
	Facility 2 - Borrower shall make monthly payments of all accrued interest, with all outstanding principal and accrued interest due at maturity.

Facility 3 - Borrower shall make monthly payments of principal based on a five (5) year commercial amortization ($25,000 each), plus all accrued interest, with all outstanding principal plus accrued interest due at maturity.

Deposit Accounts	Borrower will maintain all primary deposit and operating accounts with the Bank.

Collateral

The Loans will be secured by a valid, enforceable and perfected first priority lien and security interest in all tangible and intangible assets owned by Borrower, including, but not limited to, all inventory, accounts receivable, equipment, patents, trademarks and general intangibles. Borrower will also provide the Bank with a negative pledge agreement with a springing clause on all real property owned by Borrower, and assignments of rents and leases for said properties. All Loans will be cross-collateralized and cross defaulted.

Reporting Requirements and Operating Covenants

Financial Reporting

So long as the Borrower is indebted to the Bank or any portion of the Loans remains outstanding, the Borrower shall submit to the Bank the following financial information (all in accordance with GAAP and to be satisfactory to Bank):

(a) Quarterly, within forty-five (45) days of the end of each fiscal quarter, a compliance certificate signed by an officer of Borrower attesting to Borrower’s compliance with all financial and non-financial covenants. (b) Monthly, within forty-five (45) days of the end of each fiscal month, Borrower prepared consolidated financial statements, including balance sheets, an income statement and a statement of cash flows, together with an accounts receivable summary and inventory summary. (c) Annually, within one hundred fifty (150) days following the close of the fiscal year, Borrower’s audited consolidated financial statements, including balance sheets, an income statement and a statement of cash flows, accompanied by an unqualified audit opinion of Borrower’s independent certified public accountants (who shall be reasonably acceptable to Bank).
(d) Annually, within thirty (30) days following the close of each fiscal year, Borrower’s internally prepared budget for the following year.

Financial Covenants	Borrower shall comply with the financial covenants below listed in this commitment letter. The financial covenants are as follows:

(a) Borrower shall have a “Fixed Charge Coverage Ratio” of at least 1.15 to 1.00 at August 31, 2006, 1.25 to 1.00 at November 30, 2006, and 1.35 to 1.00 at each fiscal quarter end thereafter.

“Fixed Charge Coverage Ratio” shall be defined as the sum of Borrower’s EBITDA, plus its rent and lease expense, less its unfunded capital expenditures, less its cash taxes, divided by the sum of Borrower’s rent and lease expense, plus its current maturities of long term debt and capital lease obligations, plus its interest expense, plus its distributions, dividends and withdrawals.

“EBITDA” shall be defined as Borrower’s net income, plus its interest expense, plus its income tax expense, plus its depreciation and amortization.

*For the fiscal quarters ending August 31, 2006 and November 30, 2006, the Fixed Charge Coverage Ratio shall be calculated on an annualized basis. Thereafter, the ratio shall be calculated on a trailing twelve-month basis.

(b) Borrower shall have an “Asset Coverage Ratio” of not greater than 1.0 to 1.0 at each fiscal quarter end.

“Asset Coverage Ratio” shall be defined as the total amount of Borrower’s Line of Credit outstanding under Facility 1 and Facility 2 made by both Bank and Regions Bank divided by the sum of Borrower’s accounts receivable, net of allowance for doubtful accounts, plus its inventory, net of reserves (capped at $20,000,000), less its accounts payable.

(c) Borrower shall have a ratio of Adjusted Total Liabilities to Adjusted Tangible Net Worth of not greater than 1.50 to 1.0 at each fiscal quarter end.

“Adjusted Total Liabilities” shall be defined as all of Borrower’s liabilities, in accordance with GAAP, including contingent liabilities, less its subordinated debt.

“Adjusted Tangible Net Worth” shall be defined as Borrower’s shareholder equity, in accordance with GAAP, less its intangible assets, less its leasehold improvements and loans receivable from related parties, plus its subordinated debt.

(d) Borrower shall have a quarterly EBITDA of not less than $642,000 at the quarter ending May 31, 2006, $1,453,000 at the quarter ending August 31, 2006, $2,165, at the quarter ending November 30, 2006, and $2,413,000 at the quarter ending February 28, 2007.

All financial covenants to be calculated in accordance with GAAP applied on a consistent basis.

Operating Covenants	The Loan Documents will contain affirmative and negative operating covenants relative to

Borrower and Borrower’s business. The covenants shall be of the type Bank deems necessary to better ensure repayment of the Loans and shall include limitations or prohibitions on fixed asset or new lease expenditures, encumbering of assets, loans or guarantees, payment of debts to third Persons, payment of dividends, sale or disposition of assets, mergers or change in control, investments, acquisitions, officer compensation, executive management changes, change of fiscal year, affiliate relations and supplier/customer relations, litigation, solvency and adverse changes.

Covenants specifically will include but not be limited to the following:

1)	Prohibitions on changes in executive management
2)	Limitations on acquisitions
3)	Limitations on additional indebtedness, including direct and indirect on Borrower orBorrower’s affiliates and subsidiaries
4)	All shareholder and affiliated loans to be subordinated to the Loans

Loan Documentation And Other Closing Requirements

Loan Documentation

The Loans and Bank’s liens and security interests in the Collateral shall be evidenced by this Commitment Letter, and also shall be evidenced and supported by such additional loan documents (“Loan Documents”) as Bank and its counsel deem necessary in their sole discretion outlining terms and provisions acceptable to the Bank. The failure of Borrower and Bank to reach agreement on the Loan Documents shall not be deemed a breach by Bank of this Commitment. Unless Bank agrees otherwise in writing, completion of all Loan Documents is a condition of Closing the Loans.

Insurance

Borrower shall provide to Bank at Closing evidence satisfactory to Bank that the following insurance is in effect as of Closing: general liability insurance and workmen’s compensation insurance. The insurance shall be in amounts, with companies and on terms acceptable to Bank; it shall show Bank as a mortgagee or loss payee, as instructed by Bank; and it shall be continuously maintained in force by Borrower until the Loans are repaid in full.

Taxes

Borrower shall furnish to Bank no later than 5 days before Closing evidence satisfactory to Bank that all of Borrower’s income taxes and other governmental taxes, fees, charges or assessments have been paid through the most recent year.

Opinion of Counsel	On or prior to the Closing, Borrower will provide Bank with an opinion letter, in form and substance satisfactory to Bank, from an attorney acceptable to Bank.

Charter Documents

On or prior to the Closing, Borrower will provide Bank copies of its bylaws, articles of incorporation, resolutions authorizing the Loans and the transactions contemplated hereby and incumbency certificates, each in form and substance satisfactory and certified as true, correct and complete, to Bank. Bank shall have received from Borrower a certificate of the Secretary of State of the State of Georgia as to the good standing of Borrower.

Fees and Expenses

Upon Closing of the Loans (or if the Loans do not close for any reason, upon termination or expiration of this Commitment Letter), Borrower also shall pay all costs and expenses incident to the Loans, including recording fees, taxes, documentary tax fees or stamps, excise taxes and Bank’s and Borrower’s counsel fees.

Additional Requirements

Borrower shall satisfy all such other terms and conditions as Bank and its counsel deem necessary in their sole discretion to ensure the proper documentation of the Loans, the perfection of the liens and security interests in the Collateral and compliance with all laws and regulations applicable to Bank or Borrower relative to the Loans. These terms and conditions are not exhaustive, and this commitment is subject to certain other terms and closing conditions customarily required by Bank for similar transactions and may be supplemented prior to Closing based upon Bank’s investigation and/or as disclosure of Borrower’s circumstances so dictate.

Miscellaneous

Conditions Precedent	The obligations of Bank to close under this Commitment Letter are subject to the following, each of which must be satisfied to Bank’s sole satisfaction and in its sole discretion:

	1)	Satisfactory review of Borrower’s 10-K annual report for the fiscal year ending February 28, 2006.
	2)	No material adverse change in the financial condition of Borrower.
3)

Formal legal review and determination by Bank and its counsel that securityinterests in the Borrower and other Collateral will be properly perfected in favor ofBank, and not be subject to preference or other lien perfection attack in the future.

4)

Satisfactory review of the unsecured Subordinated Shareholder Note to be executed between Borrower and Ron Ordway i/a/o $6,000,000 terms shall include a minimum 15 year amortization and a maturity date no sooner than 06/30/2012.

	5)	Shareholder debt shall be subordinate to Bank’s interest via a subordinationagreement acceptable to Bank.
	6)	Borrower shall have closed on the Regions Loans pursuant to acceptabledocumentation.
7)

Bank and Regions shall have entered into an intercreditor and collateral agency agreement setting forth the rights of the Bank and Regions with respect to the Loans and the Regions Loans and all Collateral for each (the Bank’s and Regions’ rights shall be pari passu); Bank shall be appointed as the collateral agent for administering the collateral and the exercise of the default rights and remedies

Borrower Certification

The acceptance of this Commitment shall constitute a certification by the person executing the acceptance that all material matters relating to Borrower have been disclosed to Bank and that there has been no material, adverse change in Borrower, to include its financial condition and operating condition. Bank has made this Commitment based upon the information supplied by Borrower and related parties. Without limiting the foregoing, Bank shall have the right to cancel this Commitment, whereupon Bank shall have no obligations hereunder, in the event of: (i) a material adverse change in the condition (financial, business or otherwise), operations or prospects of Borrower; (ii) a material change in the accuracy of the information, representations, exhibits or other materials submitted by Borrower in connection with its request for financing; (iii) loss of, damage to, a taking of, or the presence of any hazardous substances or asbestos at or on any collateral for the Loan (and Borrower must immediately notify Bank of any such event); (iv) Borrower or any principal thereof shall file or make or have filed or made against such person a petition in bankruptcy, an assignment for the benefit of creditors or an action for the appointment of a receiver, or shall become insolvent, however evidenced; or (v) there is a material change in the capital structure or a change in control of Borrower.

No Change	The obligation of Bank to make the Loans is conditioned upon there being no material adverse changes in the financial or operating condition of Borrower.

Non-Assignability

This Commitment is for the sole benefit of Borrower and no other Person shall have any rights under this Commitment against Bank, including any bankruptcy trustee or debtor in possession. This Commitment may not be assigned without the prior written consent of Bank.

Confidentiality	The information contained in this Commitment is confidential and proprietary information for review only by Borrower. Borrower shall treat all information herein as confidential.

Applicable Law	This Commitment and the Loan Documents shall be governed by the laws of the State of Georgia without giving effect to the conflict provisions thereof.

Acceptance	This Commitment shall expire unless it has been accepted and returned to Bank on or before June 15, 2006.

Closing Date	Bank shall have no obligation to make the Loans if the Loans are not closed by June 30, 2006.

This Commitment Letter supercedes and replaces any prior discussions, discussion sheets, term sheets relating these Loans. This Commitment, when accepted, shall constitute the entire agreement between Borrower and Bank, and it may not be altered or amended unless agreed to in writing by Bank, or otherwise modified by the Loan Documents. This Commitment letter shall survive closing of the Loans. This Commitment Letter and the Loan Documents shall be applied and construed in harmony with each other to the end that Bank is ensured repayment of the Loans in accordance with their respective terms. To the extent of an irreconcilable conflict between this Commitment Letter and the Loan Documents, the terms of the Loan Documents shall prevail.

Please indicate your acceptance of this Commitment and the terms and conditions contained herein by executing the acceptance below and returning the executed letter to Bank. RBC Centura Bank would like to express our appreciation for the opportunity you have given us to be of service.

Sincerely,

RBC CENTURA BANK

By: /s/ W. Brendan Chambers
Name:W. Brendan Chambers
Title:Senior Vice President

Accepted and Agreed To:

VIDEO DISPLAY CORPORATION

By: /s/ Ronald D. Ordway
Print Name: Ronald D. Ordway
Title: Chief Executive Officer

By: /s/ Michael D. Boyd
Print Name: Michael D. Boyd
Title: Chief Financial Officer

Date: June _9, 2006